P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS NOTIFIED OF COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

SAN ANTONIO, Texas -- May 17, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), today announced that Nasdaq has determined that the Company has evidenced compliance with the stockholders' equity requirement in Rule 4310 (c)(2)(B)(i), based upon ASI's quarterly report filed on May 15, 2006, and will remain listed on the exchange. In March 2006, Nasdaq granted the Company an extension to regain compliance with Nasdaq listing standards and continued to monitor the Company's ongoing compliance with the stockholders' equity requirement. In a letter dated May 16, 2006, Nasdaq advised the Company that the Company complies with the Rules and the matter is now closed.

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. The Company is in the process of expanding its business into the energy sector. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.